Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Steve Filton	May 20, 2009
Chief Financial Officer
610-768-3300

UNIVERSAL HEALTH SERVICES, INC.

ANNOUNCES MARC D. MILLER

NAMED PRESIDENT OF UNIVERSAL HEALTH SERVICES

Alan B. Miller to Retain Chairman and CEO Positions

Michael Marquez Named President of the Acute Care Division

King of Prussia, PA – The Board of Directors of Universal Health Services (NYSE: UHS), one of the nation’s largest hospital companies, today announced the election of Marc Miller as President of the company.

Marc Miller is the son of Universal Health Service’s Chairman and Chief Executive, Alan Miller, who previously held the title of President as well.

Marc Miller joined UHS in 1995 and has served as Co-Head of the Company’s Acute Care Division since 2007. The Acute Care Division generates $4.0 billion in revenues, which accounts for 75% of the company’s total revenues. The division comprises 26 Acute Care hospitals, 5,400 beds and 22,149 employees nationwide.

“We have an exceptional management team” said Chairman and Chief Executive Officer, Alan Miller, “and this team is responsible for our consistent record of growth over these past three decades. Marc’s experience in helping to successfully grow our Acute Care Division for the past six years, and as a member of our Board of Directors, has laid a solid foundation for him to assume the added responsibilities of President of UHS”.

Marc had previously served as Vice President of the Eastern Region of the Acute Care Division since 2003. His extensive hospital operating experience began as Assistant Administrator at George Washington University Hospital, COO of Wellington Regional Medical Center in Florida and CEO/Managing Director of Central Montgomery Medical Center in Pennsylvania. Marc, 39, is a graduate of the University of Vermont and holds an MBA from The Wharton School, University of Pennsylvania.

“UHS has built an outstanding company and I am committed to continuing our record of being the industry leader”, said Marc Miller. “I am very proud of UHS’ management team, its dedication, integrity, tenure of service and commitment to world class care to the communities we serve. I believe that UHS will continue to set the industry standard for years to come and that will be my focus”.

The Board of Directors also announced that Michael Marquez has been named the President of the Acute Care Division. Mr. Marquez has served for the last two years as Co-Head of the Acute Care Division with Marc Miller. He has been with the company for 20 years.

Prior to his current position Mike served as Vice President of the Acute Care Division’s highly profitable Western Region for seven years. Prior to that he was CEO/Managing Director of Manatee Memorial Hospital. Mike was also CEO/Managing Director of Wellington Regional Medical Center, both Florida facilities.

He holds a Bachelor of Science Degree in Business Administration from Florida International University and a Masters Degree in Business Administration from Nova/Southeastern University. Mike is a Fellow of the American College of Healthcare Executives.

“Mike has been an invaluable part of the team. We have worked closely together and I’m confident that under his leadership the Acute Care Division will continue to drive UHS’s growth,” said Marc Miller.

Universal Health Services, Inc. is one of the nation’s largest hospital companies, operating, through its subsidiaries, acute care and behavioral health hospitals, and ambulatory centers nationwide and in Puerto Rico.

For additional information on the Company, visit our website;

http://www.uhsinc.com.